Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
August 8, 2011
MEDIA CONTACT: Doug Duvall
703-903-2476
INVESTOR CONTACT: Linda Eddy
571-382-4732

FREDDIE MAC REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

Pays $1.6 Billion in Dividends to Treasury and Requests $1.5 Billion Draw for the Second Quarter

Helps to Finance Housing for over 375,000 American Families

•	Net loss of $2.1 billion, mainly reflecting:

•	Net interest income of $4.6 billion; more than offset by

•	Derivative losses of $3.8 billion;

•	Provision for credit losses of $2.5 billion; and

•	Net security impairments of $352 million.

•	Total comprehensive loss of $1.1 billion, consisting of:

•	Net loss of $2.1 billion; partially offset by

•	Total other comprehensive income of $1.0 billion.

•	Net worth deficit of $1.5 billion at June 30, 2011 was due to several contributing factors including the $1.6 billion quarterly dividend payment to Treasury and the total comprehensive loss for the second quarter. To eliminate this deficit, FHFA, as Conservator, will submit a $1.5 billion draw request to Treasury, which will increase the aggregate liquidation preference of the senior preferred stock to $66.2 billion.

•	New single-family business acquired after 2008 continues to demonstrate strong credit quality based on borrower credit scores and loan-to-value ratios at origination.

•	Single-family serious delinquency rate was 3.50 percent at June 30, 2011, down from 3.63 percent at March 31, 2011 and remains substantially below industry benchmarks.

•	The company helped more than 116,000 borrowers avoid foreclosure in the first half of 2011, including approximately 54,000 during the second quarter.

McLean, VA — Freddie Mac (OTC:  FMCC) today reported a net loss of $2.1 billion for the quarter ended June 30, 2011, compared to net income of $676 million for the quarter ended March 31, 2011. The company also reported a total comprehensive loss of $1.1 billion in the second quarter of 2011, compared to total comprehensive income of $2.7 billion in the first quarter of 2011.

Freddie Mac Second Quarter 2011 Financial Results
August 8, 2011

The company’s net income and total comprehensive income can vary significantly from quarter to quarter due to changes in fair values as a result of changes in interest rates and mortgage spreads. Conditions in the U.S. housing and mortgage markets can also have a significant impact on the company’s financial results from period to period.

•	The shift from net income for the first quarter of 2011 to a net loss for the second quarter of 2011 primarily reflects the impact of declines in long-term interest rates on the fair value of derivatives.

•	The change from total comprehensive income for the first quarter of 2011 to a total comprehensive loss for the second quarter of 2011 primarily reflects the net loss for the second quarter and the adverse impact of widening spreads on the fair value of the company’s non-agency available-for-sale (AFS) securities.

•	The company continues to see modest improvement in single-family credit performance. However, credit losses and credit-related expenses remain at elevated levels, and various factors, such as continued high unemployment rates and/or further declines in home prices, result in continued downside risk.

The components of total comprehensive income help show the drivers of Freddie Mac’s net worth (deficit) and the company’s potential need for additional draws under the Senior Preferred Stock Purchase Agreement (Purchase Agreement), including the relative contribution of financial results and dividend payments to Freddie Mac’s net worth (deficit). Total comprehensive income (loss) is equal to net income (loss) plus total other comprehensive income, which represents the change in accumulated other comprehensive income (loss), net of taxes (AOCI). AOCI is the section of the balance sheet where the company records a portion of the changes in fair value on its AFS securities.

Freddie Mac’s net worth deficit of $1.5 billion at June 30, 2011 reflects an opening net worth balance of $1.2 billion at the beginning of the second quarter, a quarterly dividend payment to Treasury of $1.6

Freddie Mac Second Quarter 2011 Financial Results
August 8, 2011

billion on the company’s senior preferred stock as well as total comprehensive loss of $1.1 billion for the second quarter of 2011. To eliminate this deficit, the Federal Housing Finance Agency (FHFA), as Conservator, will submit a $1.5 billion draw request to Treasury under the Purchase Agreement. The table below shows Freddie Mac’s requested draws from Treasury and dividend payments to Treasury since entering conservatorship.

							Cumulative
($ in billions)	FY 2008		FY 2009	FY 2010	1Q 2011	2Q 2011	Total

Treasury draw request(1)	$45.6	(2)	$6.1	$13.0	$0.0	$1.5	$66.2
Dividend payment(3)	$0.2		$4.1	$5.7	$1.6	$1.6	$13.2

(1)	Represents the total draws requested based on Freddie Mac’s quarterly net worth deficits for the periods presented. Commencing in 2Q 2011, the draw request represents the company’s net worth deficit at quarter end rounded up to the nearest $1 million. Draw requests are requested to be funded in the subsequent quarter (e.g., FHFA will request funding of the $1.5 billion draw request for 2Q 2011 by September 30, 2011).
(2)	Includes requested Treasury draws for 2008 and the initial liquidation preference of Freddie Mac’s senior preferred stock of $1.0 billion.
(3)	Represents total quarterly cash dividends paid by Freddie Mac for the periods presented. Treasury is entitled to receive cumulative quarterly cash dividends at the annual rate of 10% per year on the liquidation preference of the senior preferred stock.

“Freddie Mac again played a leading role in the housing finance system and the U.S. economy, providing nearly $180 billion in needed liquidity to the market in the first half of 2011 while helping over 116,000 families avoid foreclosure,” said Freddie Mac Chief Executive Officer Charles E. Haldeman, Jr. “We also continued to make progress in our efforts to strengthen the company and build value for the mortgage industry. One of our biggest priorities has been implementing the Servicing Alignment Initiative, an essential and joint effort with Fannie Mae that will improve the industry’s ability to help borrowers facing foreclosures.

“Mortgage interest rates remained near record lows during the second quarter, helping to support the most affordable market for homebuyers in decades,” Haldeman noted. “Nonetheless, labor market weakness and households’ worries about their financial security dampened home sales during the quarter. While we expect some improvement in home sales during the second half of the year, our outlook for the single-family housing market remains cautious. One bright spot is the rental apartment market, which continues to show signs of improvement with a rebound in property values over the past year and better availability of equity and debt financing.”

Financial Results

Selected Financial Data

		Three Months Ended
	($ in millions)	June 30, 2011	March 31, 2011	June 30, 2010

	Net Income and Comprehensive Income
1	Net income (loss)	$(2,139)	$676	$(4,713)
2	Total other comprehensive income	1,039	2,064	4,283
3	Total comprehensive income (loss)(1)	(1,100)	2,740	(430)

Freddie Mac Second Quarter 2011 Financial Results
August 8, 2011

		Three Months Ended
	($ in millions)	June 30, 2011	March 31, 2011	June 30, 2010

	Credit Quality (at period end, except for Net charge-offs)
4	Net charge-offs	$3,100	$2,981	$3,919
5	as a % of average total mortgage portfolio(2) (annualized)	0.62%	0.60%	0.76%
6	Non-performing assets(3)	$123,861	$124,438	$120,015
7	as a % of total mortgage portfolio(2)	6.4%	6.4%	6.0%
8	Loan loss reserves	$39,095	$39,305	$38,319
9	as a % of total mortgage portfolio(2)	2.01%	2.02%	1.91%
10	Single-family serious delinquency rate	3.50%	3.63%	3.96%
11	Multifamily delinquency rate	0.31%	0.36%	0.22%

(1)	Equals the total of Net income (loss) (line 1) and Total other comprehensive income (line 2).
(2)	Excludes non-Freddie Mac securities.
(3)	Consists of the unpaid principal balance (UPB) of single-family and multifamily loans that have undergone a troubled debt restructuring, single-family seriously delinquent loans, multifamily loans that are three or more payments past due or in the process of foreclosure, and real estate owned (REO) assets, net. Non-performing assets also include multifamily loans that are deemed impaired based on management judgment.

Net interest income was $4.6 billion for the second quarter of 2011, compared to $4.5 billion for the first quarter of 2011. Net interest income principally consists of the net spread between the company’s mortgage-related investments portfolio and the unsecured debt which funds those investments. Net interest yield, which represents net interest income expressed as an annualized percentage of average interest-earning assets, was 81 basis points for the second quarter of 2011, compared to 79 basis points for the first quarter of 2011. The slight increases in net interest income and net interest yield were primarily due to lower funding costs.

Provision for credit losses was $2.5 billion for the second quarter of 2011, compared to $2.0 billion for the first quarter of 2011. The company’s loan loss reserve balance (which represents its estimate of probable incurred losses on loans within its single-family credit guarantee and multifamily mortgage portfolios) is increased by the provision for credit losses and reduced by charge-offs. The increase in the provision for credit losses in the second quarter was mostly driven by a small increase in the number of newly delinquent loans and a slowdown in the pace of improvement in the rate at which loans transition into serious delinquency within the company’s single-family portfolio population.

Freddie Mac Second Quarter 2011 Financial Results
August 8, 2011

Derivative gains (losses) for the second quarter of 2011 was a loss of $3.8 billion, compared to a loss of $427 million for the first quarter of 2011. Derivatives are used to reduce Freddie Mac’s exposure to interest-rate risk but they generally increase the volatility of earnings because fair value changes on the company’s derivative portfolio are included in earnings while fair value changes associated with several of the types of assets and liabilities being hedged are not. The increase in derivative losses reflected a shift to losses on the net pay-fixed swap portfolio, partially offset by a shift to gains on the net call swaption portfolio, as long-term interest rates decreased during the second quarter of 2011.

Net impairment of AFS securities recognized in earnings for the second quarter of 2011 was $352 million, compared to $1.2 billion for the first quarter of 2011. When Freddie Mac determines a decrease in the fair value of an AFS security is other-than-temporary and the company does not have the intent to sell the security, the credit-related portion of the impairment is recognized in earnings, while the non-credit-related portion of the impairment is recorded in AOCI. The decrease in net impairment expense primarily reflects the benefit of declining interest rates during the second quarter of 2011. This benefit was partially offset by the unfavorable impact from home prices and impairments on certain commercial mortgage-backed securities that the company now intends to sell subject to market conditions.

Freddie Mac Second Quarter 2011 Financial Results
August 8, 2011

REO operations expense for the second quarter of 2011 was $27 million, compared to $257 million for the first quarter of 2011. REO operations expense primarily consists of expenses incurred to maintain foreclosed properties, valuation adjustments on properties, disposition gains or losses, and recoveries. The decrease in REO operations expense was primarily driven by an improvement in both REO holding period write-downs and disposition losses as REO fair values stabilized during the second quarter.

Total other comprehensive income for the second quarter of 2011 was $1.0 billion, compared to $2.1 billion for the first quarter of 2011. The decrease was primarily driven by fair value losses on non-agency securities due to widening spreads, partially offset by the favorable impact on the company’s agency securities of declining interest rates during the second quarter of 2011.

Supporting the Nation’s Housing Market

Freddie Mac continues to support the nation’s housing market by providing families with access to affordable homeownership and rental housing, and helping struggling borrowers avoid foreclosure, while working to build long-term value for the industry.

Providing Liquidity - Freddie Mac remains a major and consistent source of affordable mortgage funding — purchasing or guaranteeing one out of every four home loans. In the second quarter, the company provided approximately $73.4 billion in liquidity to the mortgage market, helping to finance over 275,000 conforming single-family loans and nearly 100,000 units of rental housing.

Responsible Lending - Freddie Mac continues to advance responsible lending practices, creating sustainable homeownership opportunities for America’s families and lowering losses for the company and taxpayers. This effort includes strengthening single-family underwriting standards, eliminating the company’s purchases of interest-only, Alt-A and option ARM mortgages, educating borrowers about the new lending environment and improving quality and consistency in the conforming mortgage origination process.

Freddie Mac Second Quarter 2011 Financial Results
August 8, 2011

Foreclosure Prevention - Freddie Mac helped approximately 54,000 struggling borrowers avoid foreclosure in the second quarter of 2011 — finding home retention solutions for 8 out of every 10 borrowers helped.

	For The Quarter Ended
Single-Family Loan Workouts(1)	6/30/2011	3/31/2011

Loan Modifications(2)	31,049	35,158
Repayment Plans	7,981	9,099
Forbearance Agreements	3,709	7,678
Short Sales & Deed-in-lieu Transactions	11,038	10,706

Total	53,777	62,641

(1)	Workout categories presented are not mutually exclusive. A loan in one category may also be included in another category in the same period.
(2)	Includes completed loan modifications under HAMP and under the company’s other modification programs.

Building Value - Freddie Mac continued its efforts to build value for its customers and the industry through improved technology and processes. Some of the recent process and technology enhancements have allowed the company to improve servicing operations, and other daily business processes with servicers. In addition, Freddie Mac is working with FHFA on broad industry initiatives in areas such as mortgage servicing compensation and data quality standards that are expected to deliver lasting benefits to homebuyers, renters and lenders.

Working at the direction of and in concert with FHFA, Freddie Mac and Fannie Mae are implementing the Servicing Alignment Initiative, which aligns requirements around mortgage servicing and delinquency management. The company believes that government-sponsored enterprise alignment on loss mitigation activities will support a mutual goal of quality and responsible servicing. Freddie Mac made significant progress in implementing this initiative in the second quarter, and expects its servicers to begin implementing these changes and engaging with homeowners under many of the new requirements during the second half of 2011.

Credit Quality

The company’s single-family credit guarantee portfolio continues to experience significant credit losses, due in part to the ongoing weakness in the U.S. economy. Since the beginning of 2008, on an aggregate basis, the company has recorded a provision for credit losses of $66.9 billion associated with single-family loans and recorded an additional $4.5 billion in losses on loans purchased from the company’s PC trusts, net of recoveries. The majority of these losses are associated with loans originated in 2005 through 2008.

New Single-Family Books of Business - Freddie Mac believes that the credit quality of the single-family loans the company acquired after 2008 is strong, as measured by original loan-to-value (LTV) ratios, FICO scores, and the proportion of loans underwritten with fully documented income.

Freddie Mac Second Quarter 2011 Financial Results
August 8, 2011

At June 30, 2011, approximately 46 percent of the company’s single-family credit guarantee portfolio consisted of mortgage loans originated after 2008. Excluding relief refinance mortgages, these new vintages reflect changes in underwriting practices and improved borrower and loan characteristics. The company currently expects that, over time, the replacement of older vintages should positively impact the serious delinquency rates and credit-related expenses (equal to the provision for credit losses and REO operations expense) on its single-family credit guarantee portfolio. The table below provides certain credit quality data by year of origination for the company’s single-family credit guarantee portfolio based on the current UPB remaining at June 30, 2011.

Single-Family Credit Guarantee Portfolio Data by Year of Origination

	As of June 30, 2011
		Average			Serious
	% of	Credit	Original	Current	Delinquency
	Portfolio	Score(1)	LTV Ratio(2)	LTV Ratio(2)(3)	Rate

Year of Origination
2011	6%	751	71%	70%	0.01%
2010	20	755	70	71	0.12
2009	20	755	68	72	0.34
2008	8	727	74	90	4.94
2007	10	706	77	110	11.04
2006	8	711	75	109	10.28
2005	9	717	73	95	6.01
2004 and prior	19	721	71	60	2.49

Total	100%	734	71	79	3.50

(1)	Based on FICO score of the borrower as of the loan origination date and may not be indicative of the borrower’s creditworthiness at June 30, 2011. FICO scores can range between approximately 300 to 850 points.
(2)	Calculated based on the loans remaining in the portfolio as of June 30, 2011, rather than all loans originally guaranteed by the company and originated in the respective year.
(3)	Current market values are estimated by adjusting the value of the property at origination based on changes in the market value of homes since origination.

Single-family serious delinquency rate for Freddie Mac was 3.50 percent at June 30, 2011, down from 3.63 percent at March 31, 2011. By way of comparison, according to the National Delinquency Survey compiled by the Mortgage Bankers Association, the serious delinquency rate on first-lien single-family loans in the U.S. mortgage market was 8.1 percent at March 31, 2011, which is the most current data available. While the volume of new single-family serious delinquencies has declined the past several quarters, the company’s serious delinquency rate remains high due to continued stress in the housing and labor markets.

Multifamily delinquency rate was 0.31 percent at June 30, 2011, compared to 0.36 percent at March 31, 2011. The decrease was primarily driven by a higher volume of mortgage loans foreclosed upon during the second quarter.

Net charge-offs were $3.1 billion in the second quarter of 2011, or 0.62 percent (annualized), of the average total mortgage portfolio, excluding non-Freddie Mac securities, compared to $3.0 billion, or 0.60 percent (annualized), in the first quarter of 2011. Freddie Mac’s single-family charge-offs remained

Freddie Mac Second Quarter 2011 Financial Results
August 8, 2011

elevated during the second quarter, but reflect suppression of activity due to delays in the foreclosure process. The company believes the level of its charge-offs will continue to remain high in 2011 and may increase in 2012 due to the large number of single-family non-performing loans that will likely be resolved as its servicers work through their foreclosure-related issues.

Non-performing assets were $123.9 billion, or 6.4 percent of the total mortgage portfolio, excluding non-Freddie Mac securities, at June 30, 2011, compared to $124.4 billion, or 6.4 percent, at March 31, 2011. These amounts included $37.2 billion and $33.1 billion of modified loans that are reperforming or less than three months past due at June 30, 2011 and March 31, 2011, respectively. The amount of non-performing assets declined slightly during the second quarter of 2011 primarily due to a decline in the company’s REO inventory.

Net Worth and Treasury Draws

Net Worth and Current Quarter Draw - Freddie Mac’s net worth deficit was $1.5 billion at June 30, 2011, resulting from several contributing factors including a dividend payment of $1.6 billion to Treasury on the company’s senior preferred stock and the total comprehensive loss of $1.1 billion. To eliminate this net worth deficit, FHFA, as Conservator, will submit a request for $1.5 billion in additional funding to Treasury under the terms of the Purchase Agreement. FHFA will request funding by September 30, 2011.

Liquidation Preference and Dividends - Treasury is entitled to receive cumulative quarterly cash dividends at the annual rate of 10% per year on the liquidation preference of the senior preferred stock. The initial aggregate liquidation preference of Freddie Mac’s senior preferred stock was $1.0 billion, representing a portion of the initial commitment fee to compensate Treasury for its funding commitment. Based on cumulative draws of $65.2 billion, which includes the $1.5 billion to be requested from Treasury in conjunction with the company’s second quarter 2011 net worth deficit, the aggregate liquidation preference will increase to $66.2 billion as of September 30, 2011. The corresponding annual cash dividends payable to Treasury will increase to $6.6 billion, which exceeds the company’s annual historical earnings in all but one period. To date, the company has paid approximately $13.2 billion in cash dividends to Treasury. Under the Purchase Agreement, the company’s ability to repay the liquidation preference of the senior preferred stock is limited.

Commitment Fee - The Purchase Agreement requires the company to pay a quarterly commitment fee to Treasury to compensate Treasury for the support provided by its ongoing funding commitment. Under the Purchase Agreement, Treasury may waive the quarterly commitment fee for up to one year at a time in its sole discretion, based on adverse conditions in the U.S. mortgage market. Treasury has waived the quarterly commitment fee for the first three quarters of 2011 and will reevaluate whether the fee should be set in the fourth quarter of 2011. The amount of the fee has not yet been established and could be substantial. Absent Treasury waiving the commitment fee for the fourth quarter of 2011, the quarterly

Freddie Mac Second Quarter 2011 Financial Results
August 8, 2011

commitment fee will begin accruing on October 1, 2011 and must be paid each quarter for as long as the Purchase Agreement is in effect. Treasury has indicated that it remains committed to protecting taxpayers and ensuring that future positive earnings of the company are returned to taxpayers as compensation for their investment.

Future Draws - Freddie Mac expects to request additional draws under the Purchase Agreement in future periods. The size and timing of such draws will be determined by a variety of factors that could adversely affect the company’s net worth, such as changes in home prices, interest rates, mortgage security prices, spreads and other factors. Over the long term, it is unlikely that the company will regularly generate net income or comprehensive income in excess of annual dividends payable to Treasury. As a result, over time the company’s dividend obligation to Treasury will increasingly drive future draws. In addition, other factors such as the quarterly commitment fees payable to Treasury could also contribute to additional draws if the fees are not waived by Treasury in future periods. See “LIQUIDITY AND CAPITAL RESOURCES — Capital Resources” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 for further discussion of factors that could affect future draws.

Freddie Mac has been operating under conservatorship, with FHFA acting as its Conservator, since September 6, 2008. The company is dependent upon the continued support of Treasury and FHFA in order to continue operating its business. A downgrade in the credit ratings of the U.S. government or a reduction in the credit ratings of Freddie Mac’s debt could adversely affect the company’s liquidity, and the supply and cost of debt financing available to the company. On August 5, 2011, S&P lowered the long-term credit rating of the United States to “AA+” from “AAA” and assigned a negative outlook to the rating, while affirming the “A-1+” short-term credit rating. On August 8, 2011, S&P lowered Freddie Mac’s senior long-term debt credit rating to “AA+” from “AAA” and assigned a negative outlook to the rating. S&P also affirmed the company’s short-term debt credit rating of “A-1+”. See “RISK FACTORS” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 for further discussion.

Segment Earnings and Comprehensive Income

Freddie Mac’s operations consist of three reportable segments, which are based on the type of business activities each performs — Investments, Single-family Guarantee and Multifamily.

The company evaluates segment performance and allocates resources based on a Segment Earnings approach, subject to the conduct of its business under the direction of the Conservator. The accounting principles applied to present certain line items in Segment Earnings for the company’s reportable segments, in particular Segment Earnings net interest income and management and guarantee income,

Freddie Mac Second Quarter 2011 Financial Results
August 8, 2011

differ significantly from those applied in preparing the comparable line items in its consolidated financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Accordingly, Segment Earnings line items and results differ significantly from, and should not be used as a substitute for, the comparable line items and results determined in accordance with GAAP.

Investments Segment Earnings was $10 million for the second quarter of 2011, compared to $2.1 billion for the first quarter of 2011. The decrease in segment earnings was primarily driven by derivative losses on the company’s net pay-fixed swap portfolio, partially offset by lower impairments on non-agency AFS securities. Total comprehensive income for the Investments segment was $643 million for the second quarter of 2011, compared to $3.3 billion for the first quarter of 2011. This decrease was primarily driven by the adverse impacts of declines in long-term interest rates on the fair value of derivatives and widening spreads on the fair value of non-agency AFS securities.

Single-family Guarantee Segment Earnings (loss) was a loss of $2.4 billion for the second quarter of 2011, compared to a loss of $1.8 billion for the first quarter of 2011. The increase in segment loss was primarily driven by higher provision for credit losses during the second quarter of 2011. Total comprehensive income (loss) for the Single-family Guarantee segment approximated Segment Earnings (loss) for both the first and second quarters of 2011.

Multifamily Segment Earnings was $200 million for the second quarter of 2011, compared to $359 million for the first quarter of 2011. The decrease in segment earnings was primarily due to lower other non-interest income, a lower benefit for credit losses and higher net impairments recognized on commercial mortgage-backed securities during the second quarter of 2011. Total comprehensive income for the Multifamily segment was $605 million for the second quarter of 2011, compared to $1.3 billion for the first quarter of 2011. This decrease was primarily driven by smaller spread tightening on the commercial mortgage-backed securities portfolio.

For additional information on Segment Earnings, including the method the company uses to present Segment Earnings, see “CONSOLIDATED RESULTS OF OPERATIONS — Segment Earnings” and “NOTE 15: SEGMENT REPORTING” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

Additional Information

For more information, including that related to Freddie Mac’s conservatorship and related actions, see the company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, and the company’s Consolidated Financial Statements, Core Tables and financial results supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all

Freddie Mac Second Quarter 2011 Financial Results
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investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its efforts under the Making Home Affordable program and other initiatives to assist the U.S. residential mortgage market, future business plans, liquidity, capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments, implementation of new accounting guidance, credit losses, internal control remediation efforts, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, Treasury, the Federal Reserve, the Obama Administration, and Congress, and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. For more information, visit www.FreddieMac.com.

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